Exhibit 10.13

NEWMIL BANK
AMENDED DIRECTOR DEFERRED COMPENSATION AGREEMENT

This Amended Director Deferred Compensation Agreement (this “Amended Agreement”) is made as of this 20th day of December, 2005, by and between NewMil Bank, a Connecticut-chartered savings bank (the “Bank”), and Joseph Carlson II, a director of the Bank (the “Director”).

Whereas, to encourage the Director to remain a member of the Bank’s board of directors, the Bank wishes to continue providing a deferred compensation opportunity to the Director,

Whereas, the Bank will pay the Director’s benefits from the Bank’s general assets,

Whereas, the Director and the Bank are parties to a January 22, 2003 Director Deferred Compensation Agreement,

Whereas, the Bank and the Director intend that this Amended Agreement supersede and replace in its entirety the January 22, 2003 Director Deferred Compensation Agreement, which agreement shall become void and of no further force or effect on the date this Amended Agreement becomes effective, and

Whereas, the deferral account balance under the January 22, 2003 Director Deferred Compensation Agreement that exists as of the date this Amended Agreement becomes effective shall become the initial deferral account balance under this Amended Agreement.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Director and the Bank hereby agree as follows.

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified.

1.1 “Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director, determined according to Article 6.

1.2 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3 “Change in Control” shall mean any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, and provided the occurrence of the event is objectively determinable and does not require the exercise of judgment or discretion on the part of the Plan Administrator or any other person -

(a) Change in Ownership: a change in ownership of NewMil Bancorp, Inc., a Delaware corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of NewMil Bancorp, Inc.’s stock constituting more than 50% of the total fair market value or total voting power of NewMil Bancorp, Inc.’s stock,

(b) Change in Effective Control: (1) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of stock of NewMil Bancorp, Inc. possessing 35% or more of the total voting power of NewMil Bancorp, Inc.’s stock, or (2) a majority of NewMil Bancorp, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of NewMil Bancorp, Inc.’s board of directors, or

(c) Change in Ownership of a Substantial Portion of Assets: a change in the ownership of a substantial portion of NewMil Bancorp, Inc.’s assets occurs on the date any one person, or more than one person acting as a group, acquires assets from NewMil Bancorp, Inc. having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of NewMil Bancorp, Inc. immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of NewMil Bancorp, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

For purposes of paragraphs (a) through (c) of this Section 1.3, persons shall be considered to be acting as a group if they would be considered to be acting as a group under Internal Revenue Code section 409A and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury. References in this Agreement to Internal Revenue Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Compensation” means the total directors’ fees payable to the Director during a Plan Year.

1.6 “Deferral Account” means the Bank’s accounting of the Director’s accumulated Deferrals, plus accrued interest.

1.7 “Deferrals” means the amount of the Director’s Compensation that the Director elects to defer according to this Amended Agreement, and includes all amounts deferred by the Director under the terms of the January 22, 2003 Director Deferred Compensation Agreement.

1.8 “Disability” means the Director’s inability to perform substantially all normal duties of a director, as determined by the Bank’s Board of Directors in its sole discretion. As a condition to any benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

1.9 “Effective Date” means December 20, 2005.

1.10 “Election Form” means the Form attached as Exhibit 1.

1.11 “Normal Retirement Age” means the Director’s 65th birthday.

1.12 “Normal Retirement Date” means the later of the Normal Retirement Age or Separation from Service.

11.3 “Plan Administrator” means the plan administrator described in Article 8.

1.14 “Plan Year” means the calendar year.

1.15 “Separation from Service” means the Director’s service as a director, executive, or independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Director’s death. For purposes of this Amended Agreement, if there is a dispute about the Director’s status or the date of the Director’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.16 “Termination for Cause” means the Bank’s board of directors or a duly authorized committee of the board of directors determines at any time that the Director will not be nominated by the board or committee for reelection as a director of NewMil Bancorp, Inc. after the expiration of his current term, or if the Director is removed as a director of the Bank, in either case because of the Director’s -

(a) Gross negligence or gross neglect of duties,

(b) Commission of a felony or commission of a misdemeanor involving moral turpitude,

(c) Fraud, disloyalty, or willful violation of any law or significant Bank policy, or

(d) Removal from service or permanent prohibition from participation in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [ 12 U.S.C. 1818(e)(4) or (g)(1)].

1.17 “Unforeseeable Emergency” means a severe financial hardship to the Director resulting from illness or accident of the Director, the Director’s spouse, or a dependent of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director’s control.

ARTICLE 2
DEFERRAL ELECTION

2.1 Initial Election. The Director’s election under the January 22, 2003 Director Deferred Compensation Agreement in effect on the Effective Date of this Amended Agreement shall remain in full force and effect under this Amended Agreement until changed in accordance with this Amended Agreement.

2.2 Election Changes. With the Bank’s approval, the Director may modify the amount of Compensation to be deferred by filing a new Election Form with the Bank before the beginning of the Plan Year in which the Compensation is to be deferred. The modified deferral election shall not be effective until the calendar year after the year in which the new Election Form is received and approved by the Bank. A change in the Director’s election to receive benefits either in a lump-sum form or in installments shall not be effective unless (a) it is submitted at least one year before benefits would otherwise commence or be paid, (b) it does not take effect until at least 12 months elapse, and (c) the first benefit payment is delayed for at least an additional five years beyond the date the payment otherwise would have been made.

ARTICLE 3
DEFERRAL ACCOUNT

3.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

3.1.1	Account Balance under the January 22, 2003 Director Deferred Compensation Agreement. The Deferral Account balance that exists under the January 22, 2003 Director Deferred Compensation Agreement.

3.1.2	Deferrals. The portion of the Compensation deferred by the Director as of the time the Compensation would have otherwise been paid to the Director.

3.1.3
Interest. Interest shall be credited on the account balance at a rate of interest, compounded monthly, equal to the monthly average yield on United States Treasury securities adjusted to a constant maturity of five years as published by the Board of Governors of the Federal Reserve System in statistical release H.15 (the “Index”). Until commencement of benefit payments under this Amended Agreement, interest shall be credited on the account balance for a Plan Year at the end of the Plan Year, based upon the Index during the month of December for the Plan Year.

3.2 Statement of Accounts. Within 120 days after the end of each Plan Year, the Bank shall provide to the Director a statement setting forth the Deferral Account balance.

3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Amended Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise by the Bank to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

ARTICLE 4
BENEFITS DURING LIFETIME

4.1 Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall pay to the Director the benefit described in this Section 4.1 instead of any other benefit under this Amended Agreement.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director’s Normal Retirement Date.

4.1.2
Payment of Benefit. The Bank shall pay the benefit to the Director in the form elected by the Director in the Election Form, beginning with the month after the Director’s Normal Retirement Date. If the Director elects payment of the benefit as other than a lump sum, the Bank will continue to credit interest according to the formula of Section 3.1.3, compounded monthly, on the remaining account balance during any applicable installment period.

4.2 Early Termination Benefit. Upon Separation from Service before the Normal Retirement Age for reasons other than death, Change in Control, or Disability, the Bank shall pay to the Director the benefit described in this Section 4.2 instead of any other benefit under this Amended Agreement.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director’s Separation from Service.

4.2.2
Payment of Benefit. The Bank shall pay the benefit to the Director in the form elected by the Director in the Election Form, beginning with the month after the Director’s Normal Retirement Age. If the Director elects payment of the benefit as other than a lump sum, the Bank will continue to credit interest according to the formula of Section 3.1.3, compounded monthly, on the remaining account balance during any applicable installment period.

4.3 Disability Benefit. If the Director terminates service because of Disability before the Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 4.3 instead of any other benefit under this Amended Agreement.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Director’s Separation from Service.

4.3.2
Payment of Benefit. The Bank shall pay the benefit to the Director in the form elected by the Director in the Election Form, beginning with the month after the Director’s Separation from Service. If the Director elects payment of the benefit as other than a lump sum, the Bank will continue to credit interest according to the formula of Section 3.1.3, compounded monthly, on the remaining account balance during any applicable installment period.

4.4 Change in Control Benefit. If a Change in Control occurs after the date of this Amended Agreement, the Bank shall pay to the Director the benefit described in this Section 4.4 instead of any other benefit under this Amended Agreement and the Bank shall exercise its discretion to terminate this Amended Agreement.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance on the date of the Change in Control.

4.4.2
Payment of Benefit. The Bank shall pay the benefit to the Director in a single lump sum within three days after the Change in Control. Payment of the Change-in-Control benefit shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under Section 9.11.

4.5 Payout of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit after a Change in Control. If a Change in Control occurs when the Director is receiving benefits provided by Sections 4.1, 4.2, or 4.3 of this Amended Agreement, the Bank shall pay the remaining benefits to the Director in a single lump sum within three days after the Change in Control. The lump-sum payment shall be an amount equal to the Director’s Deferral Account balance remaining unpaid.

4.6 Hardship Distribution. If the Director suffers an Unforeseeable Emergency and petitions for a hardship distribution, the Bank shall distribute to the Director all or a portion of the Deferral Account balance as necessary solely to satisfy the emergency (plus additional amounts necessary to pay taxes anticipated as a result of the emergency), but only to the extent the emergency is not relieved through reimbursement or compensated for by insurance or liquidation of the Director’s assets.

4.7 One Benefit Only. Notwithstanding anything to the contrary contained in this Amended Agreement, the Director and his Beneficiary are entitled to one benefit only under this Amended Agreement, which shall be determined by the first event to occur that is dealt with by this Amended Agreement. Except as provided in Section 4.5, subsequent occurrence of events dealt with by this Amended Agreement shall not entitle the Director or his Beneficiary to other or additional benefits under this Agreement.

4.8 No Distribution Sooner Than Is Allowed Under Section 409A. A Director’s Deferral Account shall be distributed as provided in this Article 4. Anything in this Amended Agreement or in an Election Form to the contrary notwithstanding, however, no portion of the Director’s Deferral Account shall be distributed sooner than is allowed under Code section 409A, including rules, regulations, and guidance of general applicability issued under section 409A by the Treasury Department or the Internal Revenue Service.

4.9 Termination for Cause. Notwithstanding any provision of this Amended Agreement to the contrary, the Bank shall not pay any benefit under this Amended Agreement that exceeds the Director’s Deferrals (i.e., the deferred compensation account balance under Section 3.1.1 and the amount deferred under Section 3.1.2, and specifically excluding interest earned on the Deferral Account) if Separation from Service is due to the Director’s actions resulting in Termination for Cause. The Director’s Deferrals shall be paid to the Director in a manner to be determined by the Bank. No interest shall be credited to the Deferrals during any applicable installment period.

ARTICLE 5
DEATH BENEFITS

5.1 Death During Active Service. If the Director dies while in the service of the Bank, the Bank shall pay to the Director’s beneficiary the early termination benefit described in Section 4.2 instead of any other benefit under this Amended Agreement.

5.2 Death During Payment of a Benefit. If the Director dies after any benefit payments have commenced under this Amended Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Director’s beneficiary in a lump-sum distribution. The lump-sum distribution shall equal the Director’s Deferral Account as of the time of death.

5.3 Death After Separation from Service But Before Benefit Payments Commence. If the Director is entitled to benefit payments under this Amended Agreement but dies before benefit payments commence, the Bank shall pay to the Director’s beneficiary the benefits to which the Director was entitled, except that the benefit payments shall be paid in a lump-sum distribution equal to the Director’s Deferral Account balance on the first day of the month after the date of the Director’s death.

ARTICLE 6
BENEFICIARIES

6.1 Beneficiary Designations. The Director shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Amended Agreement upon the Director’s death. The Beneficiary designated under this Amended Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Director participates. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Director’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved.

6.2 Beneficiary Designation Change. The Director shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator before the Director’s death.

6.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

6.4 No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director’s estate.

6.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 7
CLAIMS AND REVIEW PROCEDURES

7.1 Claims Procedure. Within 90 days, the Bank shall notify in writing any person or entity that makes a written claim for benefits under this Amended Agreement (the “Claimant”) of the Claimant’s eligibility or noneligibility for benefits. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall state (a) the specific reasons for such denial, (b) a specific reference to the provisions of this Amended Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of this Amended Agreement’s claims review procedure and other appropriate information concerning the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

7.2 Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have the claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the Bank’s notice. The petition shall state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after the Bank’s receipt of the petition, the Bank shall give the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of the Bank’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant, and the specific provisions of this Amended Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

ARTICLE 8
PLAN ADMINISTRATION

8.1 Plan Administrator Duties. This Amended Agreement shall be administered by a Plan Administrator consisting of the board or such committee or persons as the board shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Amended Agreement and (b) decide or resolve any and all questions, including interpretations of this Amended Agreement, as may arise in connection with the Amended Agreement.

8.2 Agents. In the administration of this Amended Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Amended Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Amended Agreement. No Director or Beneficiary shall be deemed to have any right, vested or unvested, regarding the continuing effect of any decision or action of the Plan Administrator.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Amended Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

8.6 Conformance with Section 409A. At all times during each Plan Year, this Amended Agreement shall be operated in accordance with the requirements of Code section 409A, including rules, regulations, and guidance of general applicability issued under section 409A by the Treasury Department or the Internal Revenue Service. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator shall not be taken (or shall be void and without effect), if such action violates the requirements of section 409A. Any provision in this Amended Agreement that is determined to violate the requirements of section 409A shall be void and without effect. In addition, any provision that is required to appear in this Amended Agreement that is not expressly set forth shall be deemed to be set forth herein, and the Amended Agreement shall be administered in all respects as if such provision were expressly set forth.

ARTICLE 9
MISCELLANEOUS
9.1 Amendment and Termination. This Amended Agreement may be amended or terminated solely by a written agreement signed by the Bank and by the Director. No amendment shall reduce the amount credited to the Director’s Deferral Account as of the date the amendment is adopted. However, the Bank may amend or terminate this Amended Agreement at any time if, because of legislative, judicial or regulatory action, continuation of the Amended Agreement would (a) cause benefits to be taxable to the Director before actual receipt, or (b) in the Bank’s judgment, result in significant financial penalties or other significantly detrimental consequences for the Bank (other than the financial impact of paying benefits). The Bank specifically reserves the right to amend this Amended Agreement as necessary to comply with Code section 409A, including rules, regulations, and guidance of general applicability issued under section 409A by the Treasury Department or the Internal Revenue Service. Except for the case of Termination for Cause, this Amended Agreement shall not be terminated unless the Deferral Account balance attributable to the Director’s Deferrals and interest credited on Deferrals is first paid to the Director or the Director’s Beneficiary.

9.2 Binding Effect. This Amended Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators, and transferees.

9.3 No Guarantee of Employment. This Amended Agreement is not a contract for services. It does not give the Director the right to remain a director of the Bank, nor does it interfere with shareholders’ right to replace the Director. It also does not require the Director to remain an director nor interfere with the Director’s right to terminate services at any time.

9.4 Non-Transferability. Benefits under this Amended Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

9.5 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Amended Agreement.

9.6 Applicable Law. This Amended Agreement and all rights hereunder shall be governed by the laws of Connecticut, except to the extent the laws of the United States of America otherwise require.

9.7 Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Amended Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Bank to which the Director and the Beneficiary have no preferred or secured claim.

9.8 Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another Bank, firm, or person unless such succeeding or continuing Bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Amended Agreement. Upon the occurrence of such event, the term “Bank” as used in this Amended Agreement shall be deemed to refer to the successor or survivor Bank.

9.9 Entire Agreement. This Amended Agreement constitutes the entire agreement between the Bank and the Director concerning the subject matter hereof. No rights are granted to the Director under this Amended Agreement other than those specifically set forth. This Amended Agreement supersedes and replaces in its entirety the Director Deferred Compensation Agreement dated as of January 22, 2003 between the Director and the Bank, and from and after the date of this Amended Agreement the January 22, 2003 Director Deferred Compensation Agreement shall be of no further force or effect.

9.10 Tax Consequences. The Bank does not insure or guarantee the tax consequences of payments provided hereunder for matters beyond its control, and the Director certifies that his decision to reduce and defer receipt of his compensation is not due to any reliance upon financial, tax or legal advice given by the Bank, and of its employees, agents, accountants or legal advisors.

9.11 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Amended Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Amended Agreement declared unenforceable, or could take or attempt to take other action to deny Director the benefits intended under this Amended Agreement. In these circumstances, the purpose of this Amended Agreement would be frustrated. It is the intention of the Bank that the Director not be required to incur the expenses associated with the enforcement of his rights under this Amended Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Director hereunder. It is the intention of the Bank that the Director not be forced to negotiate settlement of his rights under this Amended Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Director that (a) the Bank has failed to comply with any of its obligations under this Amended Agreement, or (b) the Bank or any other person has taken any action to declare this Amended Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Director the benefits intended to be provided to the Director hereunder, the Bank irrevocably authorizes the Director from time to time to retain counsel of his choice, at the expense of the Bank as provided in this Section 9.11, to represent the Director in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Director under this Section 9.11, the Bank irrevocably consents to the Director entering into an attorney-client relationship with that counsel, and the Bank and the Director agree that a confidential relationship shall exist between the Director and that counsel. The fees and expenses of counsel selected from time to time by the Director as provided in this section shall be paid or reimbursed to the Director by the Bank on a regular, periodic basis upon presentation by the Director of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Director’s legal fees provided by this Section 9.11 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Director under any separate employment, severance, or other agreement between the Director and the Bank.

9.12 Severability. If any provision of this Amended Agreement is held invalid, such invalidity shall not affect any other provision of this Amended Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Amended Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Amended Agreement shall continue in full force and effect to the full extent consistent with law.

9.13 Waiver. A waiver by either party of any of the terms or conditions of this Amended Agreement in any one instance shall not be considered a waiver of such terms or conditions for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Amended Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

9.14 Headings. The heading in this Amended Agreement are for convenience only and shall not affect the interpretation or construction of the Amended Agreement or any of its provisions.

9.15  Notice. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Director if addressed to the address of the Director on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, NewMil Bank, 19 Main Street, P.O. Box 600, New Milford, Connecticut 06776-0600.

In Witness Whereof, the Director and a duly authorized Bank officer have executed this Amended Director Deferred Compensation Agreement as of the date first written above.

DIRECTOR:	NEWMIL BANK:

/s/ Joseph Carlson II	By: /s/ Francis J. Wiatr
Joseph Carlson II	Francis J. Wiatr
Its: Chairman, President & CEO